EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated May 15, 2007 by and between Inform Worldwide Holdings, Inc., a company incorporated under the laws of Nevada (the "Company"), and Ashvin Mascarenhas , an individual (the "Executive") with reference to the following facts:

A. Inform Worldwide Holdings, Inc. (“the Company”) is a holding company seeking to be engaged in the exploration and production of natural resources.

B. Company and Executive desire to enter into an agreement to provide for Executive's employment by the Company upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1 Duties and Responsibilities. Executive shall serve as Acting Chief Executive Officer. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Executive by the Company's Board of Directors from time to time. Executive shall also serve as a director of the Company if requested by the Company's Board of Directors and as an officer of one or more of the Company's subsidiaries without any additional compensation. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered. The Executive also agrees that in the absence of a Chief Financial Officer, he will sign various federal and state securities filings as the Company's principal accounting officer. Without limiting the forgoing, the Executive that he will be present in the Company's Nevada offices not less than normal business hours, unless Executive is on approved business travel, vacation or it is not a business day.

1.2 Employment Term. The term of Executive's employment under this Agreement shall commence as of May 15 2007 (the "Effective Date") and shall continue for 48 months, unless earlier terminated in accordance with Section 4 hereof. The term of Executive's employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the "Employment Term," such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective "Employment Term" as that term is defined below. The period commencing as of the Effective Date and ending 18 months thereafter or such later date to which the term of Executive's employment under the Agreement shall have been extended by mutual written Agreement is referred to herein as the "Employment Term."

1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive's best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote substantially all Executive's business time, attention and energy thereto. Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Company's Board of Directors (the "Board"), which consent shall not be unreasonably withheld.

1.4 Base Salary. The Company shall pay Executive a base salary (the "Base Salary") at the monthly rate of $10,000 (U.S.) until such time as the Company reaches $5,000,000 in revenues, at which time the monthly Base Salary shall increase to $20,000. With each subsequent increase in annual revenues of $2,500,000, in a calendar year, Executive shall receive an addition $10,000 per month. The Base Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law.

1.5 Incentive Compensation. Executive is eligible to earn a performance-based cash bonus of $50,000 for each oil and gas project that shows a sustained increase in production, for a minimum of six months, of 50 Barrels Per Day (“bpd”) over the production level at acquisition attributable to the efforts of Executive, and $100,000 for each project that shows a sustained increase in production, for a minimum of six months, of 100 bpd over the production level at acquisition attributable to the efforts of Executive.

1.6 Options. The Board of Directors or the Committee, if given the authority over the Company's 2007 Incentive and Non-Qualified Stock Option Plan (“the Plan”),shall issue Options to Employee as indicated below. The Plan shall be within the next 120 days from the date of this Agreement upon the approval of the Plan of holders of the majority of the issued and outstanding shares. Employee shall receive:

(a) a non-qualified performance ten year option to purchase up to 500,000 additional Company Common Shares at an exercise price of a discount to market, which shall vest pursuant to the following schedule: Assuming the Executive is employed by the Company on the vesting dates, 300,000 options will vest within six months of the adoption of the Plan and 200,000 options will vest one year from the adoption of the Plan.

(b) for facilitating equity financings for the Company, Executive shall receive an Option Bonus equal in value to the equivalent of 2% of equity raised in Options to purchase additional Company Common Shares at $1.00 per share, and for debt raised, Executive shall receive an Option Bonus equal in value to the equivalent of $0.5% of the debt raised, in Options.

(c) the Board or the Committee in exercising its unrestricted discretion may grant such additional options to the Executive each year of the Employment Term as it deems appropriate

1.7 Other Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company's senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the "Benefit Coverages"), including, without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Executive shall be provided a luxury motor vehicle, office space and staff assistance appropriate for Executive's position and adequate for the performance of his duties.

1.8 Reimbursement of Expenses; Vacation; Sick Days and Personal Days. Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group. Executive shall be entitled to vacation and holidays in accordance with the Company's normal personnel policies for senior level executives, but not less than three (3) weeks of vacation per calendar year, provided Executive shall not utilize more than ten (10) consecutive business days without the express consent of the Board of Directors. Unused vacation time will be forfeited as of December 31 of each calendar year of the Employment Term. Executive shall be entitled to no more than an aggregate of ten (10) sick days and personal days per calendar year.

1.9 Compensation for Identifying and Closing Transactions. Executive shall be, on a case by case basis, be awarded shares of Common Stock or cash as compensation for identifying and closing a Transaction that favorably impacts the Company. The Board of Directors, not including Executive, will vote on appropriate compensation for each such Transaction.

1.10 Except as expressly provided in Sections 1.4 through 1.9, Executive shall not be entitled to any other compensation or benefits.

2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession. As a condition of Executive's continued employment with the Company and in order to protect the Company's interest in such proprietary information, the Company shall require Executive's execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit "B", and incorporated herein by this reference.

3. Termination.

5.1 By Company. The Company, acting by duly adopted resolutions of the Board of Directors, may, in its discretion and at its option, terminate the Executive's employment with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement; provided that the Company shall only terminate the Executive without Cause with the consent of the majority of the directors.. In the event the Company desires to terminate the Executive's employment without Cause, the Company shall give the Executive not less than ninety (90) days advance written notice. Termination of Executive's employment hereunder shall be deemed to be "for Cause" in the event that Executive violates any provisions of this Agreement, is guilty of any criminal act other than minor traffic violations, is guilty of willful misconduct or gross neglect, or gross dereliction of his duties hereunder or refuses to perform his duties hereunder after notice of such refusal to perform such duties or directions was given to Executive by the Board of Directors.

3.2 By Executive's Death or Disability. This Agreement shall also be terminated upon the Executive's death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than twelve (12) months, and the Executive is unable to perform his usual and essential duties for the Company.

3.3 Compensation on Termination. In the event the Company terminates Executive's employment, all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. In the event of termination by reason of Executive's death and/or permanent disability, Executive or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Executive's Base Salary accrued through the date of termination, plus a pro rata share of any annual bonus to which Executive would otherwise be entitled for the year which death or permanent disability occurs. Upon termination of Executive, if Executive executes a written release, substantially in the form attached hereto as Exhibit "C" (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than Executive's entitlement under any employee benefit plan or program sponsored by the Company in which Executive participated), unless the Employment Term expires or termination is for Cause, the Executive shall receive, in full settlement of any claims Executive may have related to his employment by the Company, Base Salary for 30 calendar days from the date of termination, provided Executive is in full compliance with the provisions of Sections 2 and 3 of this Agreement.

3.4 Compensation On Termination In The Event Of A Change In Control. For purposes of this section, "Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, whether or not the Company is subject to the Exchange Act at such time; provided, however, that without limiting the generality of the foregoing, such a Change in Control shall in any event be deemed to occur if and when:

(a) Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), the Company, its subsidiaries and affiliates (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing (A) more than 25% of the combined voting power of the Company's then outstanding securities, and (B) more than the percentage of the combined voting power of the Company's then outstanding securities beneficially owned, directly or indirectly, at that time by another entity;

(b) stockholders approve a merger or consolidation as a result of which securities representing less than 70% of the combined voting power of the outstanding voting securities of the surviving resulting corporation will be beneficially owned, directly or indirectly, in the aggregate by the former stockholders of the Company;

(c) stockholders approve either (A) an agreement for the sale or disposition of all or substantially all of the Company's assets to an entity which is not a subsidiary of the Company, or (B) a plan of complete liquidation; or

(d) the Persons who were members the Board of Directors immediately before a tender offer by any Person other than the Company or a subsidiary or affiliate of the Company, or before a merger, consolidation, or contested election, or before any combination of such transactions, cease to constitute a majority of the Board of Directors as a result of such transaction or transactions.

(e) The parties recognize and agree that, if the Company terminates the Executive’s employment during the term of this Agreement, or if, in connection with or following a Change in Control, the Executive’s position is eliminated or the Executive is no longer a Executive of the Company with all power, authority and responsibility normally attended to such office and consistent with his prior position, the actual damages to the Executive would be difficult if not impossible to ascertain and agree that the Executive's sole remedy shall be a right to receive amounts determined and paid in accordance with the provisions of this Section. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.4 by seeking other employment or otherwise, nor shall any compensation earned by the Executive in other employment or otherwise reduce the amount of any payment provided for in this Section 4.4. Any severance pay will not be a condition to waiving any other right of the Executive.

(b) Change in Control. If the Company shall terminate the Executive's employment during the term of this Agreement in connection with or following a Change in Control, the Executive’s position is eliminated or the Executive is no longer a Executive as outlined in the Agreement with all power, authority and responsibility attendant to such office and consistent with his prior position, then, unless Executive is terminated for Cause, as severance pay or liquidated damages or both:

(i) The Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, together with any other amounts payable to the Executive for periods prior to the Date of Termination and all outstanding stock options shall become immediately vested and exercisable;

(ii) The Company shall pay the Executive a lump sum payment, on the tenth day after the Date of Termination, equal to 100% of (A) the Base Salary at the rate in effect as of the Date of Termination, plus (B) the average annual incentive award awarded to the Executive by the Company or any subsidiary of the Company for any of the five most recent fiscal years for which annual incentive award determinations were made before the Date of Termination, except as limited by applicable law; provided, however, that notwithstanding the foregoing, under no circumstances shall the Company pay the Executive a payment that would result in an "Excess Parachute Payment," as defined in Section 280G(b) of the Code; provided, further, that in the event any payment under this clause (ii) would constitute an Excess Parachute Payment, such payment shall be reduced to the extent necessary so that the payment does not constitute an Excess Parachute Payment; and

(iii) The Company shall pay any amounts, including three years of Company paid family medical coverage (if Company has medical coverage).

(c) Nothing shall deprive the Executive of any rights, payments, benefits or service credit for benefits after termination of employment which were earned pursuant to any provision of this Agreement or any plan or practice of the Company on or prior to such termination including, without limitation, any pension or welfare benefits and any rights under the Company's pension, deferred compensation or stock option or other benefit plans and any legal fees and expenses payable.

3.5 Voluntary Termination. Executive may voluntarily terminate the Employment Term upon sixty (60) days' prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Executive shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for executives or otherwise outside of this Agreement.

4 General Provisions.

4.1 Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of this elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

4.2 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:
 Inform Worldwide Holdings, Inc.
        2501 North Green Valley Parkway, #110
     Henderson, Nevada 89014

If to Executive, to:
                    Ashvin Mascarenhas
                    2501 North Green Valley Parkway, #110
                   Henderson, Nevada 89014

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

4.4 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

4.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

4.6 Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company's subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

4.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

4.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

INFORM WORLDWIDE HOLDINGS, INC.

By: /s/ Ashvin Mascarenhas ----------------------- Chairman of the Board /s/ Ashvin Mascarenhas ----------------------- Ashvin Mascarenhas